Exhibit 21.1

List of Subsidiaries

Magnite CTV, Inc.
Magnite Australia PTY Limited
Rubicon Project Servicos De Internet Ltda
Magnite SARL
The Rubicon Project GmbH
Magnite S.R.L.
Magnite K.K.
The Rubicon Project Netherlands B.V.
The Rubicon Project Singapore Pte Ltd.
Magnite Limited
Magnite Canada, Inc.
RTK GmbH
RTK.io Inc.
Magnite Apex, Inc.
5 Moon Media LLC
Magnite Bell, Inc.
Rubicon Project Unlatch, Inc.
Magnite Hopper, Inc.
Rubicon Project Daylight, Inc.
Project Daylight, LLC
The Rubicon Project Canada ULC
Magnite CTV Ltd.
Magnite Holdings Pty Ltd
Magnite CTV Pty Ltd
Telaria (Singapore) Pte Ltd
Telaria SDN. BHD.
Magnite CTV (NZ) Limited
Telaria Brazil Publicidade Ltda.
Telaria SAS
SlimCut Media Canada Inc.
ScanScout, Inc.
Tremor Video Canada, Inc.
Transpera, Inc.